Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS FIRST QUARTER 2015 RESULTS

MINNEAPOLIS, November 4, 2014 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal first quarter ended September 30, 2014 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•	Sales of $464.6 million, a decline of $4.0 million. Same-store sales increased 0.6%.

◦	Same-store service sales were flat and same-store product sales increased 3.5%.

•	GAAP net loss of $(9.1) million or $(0.16) per diluted share.

◦	Includes $(0.13) per share due to the impact of the valuation allowance on tax expense.

◦	Includes $(0.01) per share of discrete charges.

•	EBITDA, as adjusted, of $22.1 million compared to $27.4 million in the prior year quarter.

◦	Increase of $1.4 million from same-store sales increases.

◦
Decline of $(6.7) million mainly from planned strategic investments, higher field incentives as we anniversary against an incentive-lite year, lapping of certain one-time benefits, minimum wage increases, and higher retail promotions, partly offset by cost savings, reduced health insurance costs and higher franchise royalties and fees.

•	Diluted EPS, as adjusted, was $(0.15) compared to $0.01 in the prior year quarter.

◦	Decrease of $(0.12) per share due to the impact of the valuation allowance on tax expense.

◦	Increase of $0.02 per share from same-store sales growth.

◦
Decline of $(0.06) per share mainly from planned strategic investments, higher field incentives as we anniversary against an incentive-lite year, lapping of certain one-time benefits, minimum wage increases, higher retail promotions, and lower noncash equity in earnings of Empire Education Group, partly offset by cost savings, reduced health insurance costs, higher franchise royalties and fees, and lower interest and depreciation expense.

•	The current quarter GAAP net loss includes discrete expense of $0.7 million. The prior year quarter GAAP net loss includes net discrete expenses of $0.7 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Our first quarter same-store sales performance provides support that more of our leaders are beginning to execute our strategy. First quarter same-store sales increased 60 basis points compared to the prior year quarter. Service same-store sales were flat, demonstrating continued improvement in our execution capabilities during the past two quarters. Our focus on and investments in SmartStyle and Supercuts are producing results, as these core value businesses posted blended positive service comps of 2.8% during the first quarter. While more of our leaders are beginning to drive improved results, we continue to have a wide range of performance within our salon portfolio. We are focused on driving consistency in execution across the portfolio to deliver further sustainable improvement. Higher promotion levels and increased service guest traffic contributed to retail sales improvements. However, we are lapping our most disruptive quarter when we executed the plan-o-gram reset. Our retail performance over the past several years tells us we have significant work to do before we deliver consistent retail results. We did make progress during the quarter on our three key priorities. Our asset protection, leadership development, and technical education programs are contributing to our execution progress. I am encouraged by the trend improvement we saw in the first quarter and appreciative of the hard work coming from the entire Regis organization. However, we have significant work ahead of us before we are executing consistently, driving performance, and realizing improved profitability from investments we are making to turn around our business.”

The Company provided an update on the three key priorities to improve execution and performance in fiscal 2015. These areas follow the theme of people, process and metrics enabled by real time information to make good business decisions and drive improved execution.

Asset Protection. Build-out of the Asset Protection team is complete and we have begun to implement our stylist asset protection awareness and training program. During the first quarter we conducted approximately 700 sessions with field leaders and stylists. Although early, results indicate sales performance improves post-training as we educate our employees and hold them accountable for acceptable asset protection behaviors. Leveraging technology, exception reporting tools have been built and case management systems implemented to prioritize our asset protection efforts against our most compelling revenue growth opportunities.

Leadership Talent and Recruitment. Successful execution is dependent upon strong leaders helping stylists have successful and satisfying careers. We have taken significant steps to develop our leaders, and where necessary, upgrade our leadership capabilities. We are focused on providing ongoing leadership and development training for our field leaders. Extensive training was conducted for Regional Vice Presidents and Regional Directors, focusing on positive leadership, employee development and coaching skills in order to develop our District Leaders and Salon Managers. In cases where we’ve had to upgrade leadership talent, experienced multi-unit leaders have been added to the organization and have helped drive results. We continue to leverage our cosmetology school relationship with Empire Education and have begun a national campus recruiting program to help build our stylist talent pipeline.

Technical Education Programs. We are investing in training programs that will become our point of difference in attracting and retaining stylists. Our first priority is expanding our technical education team. We also rolled out new stylist training programs to increase coordination and performance of newly opened salons, began retraining stylists in core technical skills, partnered with product vendors to leverage their training teams, and are in the process of piloting guest experience/technical training programs supporting our Supercuts and SmartStyle concepts.

Mr. Hanrahan concluded, “While we are making progress on the turnaround, we know this will not be a linear process. The work we have done to lay the foundation for the turn and the progress we are seeing from our strong field leaders tells me we are moving in the right direction.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2014	2013	2014	2013

Revenue	$464.6	$468.6	$1,892.4	$2,018.7

Revenue decline %	(0.9)	(7.3)	(6.3)	(4.9)

Same-Store Sales %	0.6	(5.4)	(4.8)	(2.4)
Same-Store Average Ticket % Change	1.8	1.8	1.3	0.6
Same-Store Guest Count % Change	(1.2)	(7.2)	(6.1)	(3.0)

Cost of Service and Product % (1)	59.2	58.7	59.1	58.6
Cost of Service and Product %, as re-casted (1) (2)	N/A	N/A	N/A	59.6
Cost of Service and Product %, as adjusted (1)	59.2	58.5	59.1	59.0
Cost of Service % (1)	61.3	60.5	61.3	59.5
Cost of Service %, as re-casted (1) (2)	N/A	N/A	N/A	60.9
Cost of Product % (1)	50.7	50.8	50.4	55.0
Cost of Product %, as adjusted (1)	50.7	49.8	50.2	52.0

Site operating expense as % of total revenues, U.S. GAAP reported	11.1	10.8	10.7	10.1
Site operating expense as % of total revenues, as re-casted (2)	N/A	N/A	N/A	10.5
Site operating expense as % of total revenues, as adjusted	11.1	10.8	10.8	10.6

General and administrative as % of total revenues, U.S. GAAP reported	9.7	9.5	9.1	11.2
General and administrative as % of total revenues, as re-casted (2)	N/A	N/A	N/A	9.8
General and administrative as % of total revenues, as adjusted	9.6	9.3	9.1	9.4

Operating (loss) income as % of total revenues, U.S. GAAP reported	(0.1)	0.3	(1.8)	0.6
Operating income as % of total revenues, as adjusted	—	0.8	0.0	1.7

EBITDA	21.8	27.8	57.4	148.5
EBITDA, as adjusted	22.1	27.4	101.8	125.4
____________________________________

(1)	Excludes depreciation and amortization.

(2)
During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the North American Premium segment. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

First Quarter Results:
Revenues. Revenue in the quarter of $464.6 million declined $4.0 million, or 0.9%, compared to the prior year quarter. Same-store sales increased 0.6% compared to the prior year quarter.

Service revenues were $364.7 million, a $7.0 million reduction, or 1.9%, compared to the prior year quarter. During the period, same-store service sales were flat, as a decline in guest traffic of 0.6% was offset by an increase in average ticket price of 0.6%. The remaining 190 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 195 North American salons.

Product revenues were $88.8 million, an increase of $2.0 million, or 2.3%, compared to the prior year quarter. Product same-store sales for the quarter increased 3.5%, driven by an increase in guest traffic of 4.1%, partly offset by a decrease in average ticket price of 0.6%. A net reduction of 195 North American salons partly offset the increase in product revenues.

Royalties and fees were $11.0 million, an increase of $0.9 million, or 9.2% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 111 net franchised locations in the last twelve months.

Cost of Service and Product. Cost of service and product, as a percent of associated revenues, increased to 59.2%, or 50 basis points, compared to the prior year quarter. Excluding the impact of discrete items in the prior period, cost of service and product as a percent of service and product revenues increased 70 basis points compared to the prior year quarter.

Cost of service as a percent of service revenues for the quarter increased 80 basis points versus the prior year quarter, to 61.3%. The primary drivers were higher field incentives as we anniversary against an incentive-lite year, state minimum wage increases and stylist productivity, partly offset by lower health insurance costs.

Cost of product as a percent of product revenues was 50.7%, a decrease of 10 basis points when compared to the prior year quarter. Excluding the impact of discrete items in the prior year, cost of product as a percent of product revenues increased 90 basis points when compared to the prior year quarter, representing the impact of higher retail promotions undertaken during the quarter.

Site Operating Expenses. Site operating expenses of $51.7 million increased $0.8 million compared to the prior year quarter. This was primarily driven by lapping last year’s favorable impact from adjustments to self-insurance reserves.

General and Administrative. General and administrative expenses of $45.2 million increased $0.8 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, general and administrative expenses increased $0.9 million compared to the prior year quarter. This increase was primarily driven by planned strategic investments in Asset Protection and Human Resources initiatives, partly offset by cost savings.

Rent. Rent expense of $77.5 million decreased $1.5 million compared to the prior year quarter. This decrease was primarily the result of the net reduction of 195 North American salons.

Depreciation and Amortization. Depreciation and amortization was $22.2 million compared to $23.8 million in the prior year quarter, a decrease of $1.6 million. Excluding the impact of discrete items in the prior period, depreciation and amortization decreased $0.9 million compared to the prior year quarter. The decrease was primarily due to salon closings.

Equity in Affiliates. Income from equity method investments and affiliated companies was $0.4 million compared to $2.0 million in the prior year quarter, a decrease of $1.6 million. Excluding the impact of discrete items in the prior period, equity in affiliates decreased $0.6 million compared to the prior year quarter, primarily due to lower current year earnings by Empire Education.

EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $22.1 million, a decrease of $5.3 million compared to the prior year quarter.

Interest. Interest expense of $3.1 million declined $1.4 million as compared to the prior year quarter. The decrease was due to settlement of the $172.5 million convertible debt in July, partly offset by interest expense related to the $120.0 million note placement in November 2013.

Discrete Items. Discrete items for the current quarter consisted of $0.7 million of legal expense.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call via webcast discussing first quarter results today, November 4, 2014, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 888-389-5997 and entering access code 7675796. A replay of the presentation will be available later that day. The replay phone number is 888-203-1112, access code 7675796.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of September 30, 2014, the Company owned, franchised or held ownership interests in 9,652 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives, changes in our management and organizational structure and our ability to attract and retain our executive management team; negative same-store sales; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; the effect of changes to healthcare laws; our ability to protect the security of sensitive information about our guests, employees, vendors or Company information; the Company's reliance on management information systems; the continued ability of the Company to implement cost reduction initiatives; reliance on external vendors; changes in distribution channels of manufacturers; compliance with debt covenants; financial performance of our franchisees; competition within the personal hair care industry; changes in economic conditions; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; financial performance of our investment with Empire Education Group; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$186,257	$378,627
Receivables, net	22,085	25,808
Inventories	143,328	137,151
Other current assets	69,990	71,680
Total current assets	421,660	613,266

Property and equipment, net	253,072	266,538
Goodwill	423,278	425,264
Other intangibles, net	19,004	19,812
Investment in affiliates	29,339	28,611
Other assets	63,575	62,458

Total assets	$1,209,928	$1,415,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$14	$173,501
Accounts payable	71,280	68,491
Accrued expenses	137,497	142,720
Total current liabilities	208,791	384,712

Long-term debt and capital lease obligations	120,000	120,002
Other noncurrent liabilities	194,292	190,454
Total liabilities	523,083	695,168

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 55,250,514 and 56,651,166 common shares at September 30, 2014 and June 30, 2014, respectively	2,763	2,833
Additional paid-in capital	317,633	337,837
Accumulated other comprehensive income	18,029	22,651
Retained earnings	348,420	357,460

Total shareholders’ equity	686,845	720,781

Total liabilities and shareholders’ equity	$1,209,928	$1,415,949

– more –

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
Revenues:
Service	$364,742	$371,727
Product	88,762	86,743
Royalties and fees	11,047	10,113
	464,551	468,583
Operating expenses:
Cost of service	223,687	225,015
Cost of product	44,977	44,024
Site operating expenses	51,652	50,841
General and administrative	45,185	44,433
Rent	77,469	79,010
Depreciation and amortization	22,188	23,831
Total operating expenses	465,158	467,154

Operating (expense) income	(607)	1,429

Other (expense) income:
Interest expense	(3,098)	(4,491)
Interest income and other, net	(127)	544

Loss before income taxes and equity in income of affiliated companies	(3,832)	(2,518)

Income taxes	(5,612)	383
Equity in income of affiliated companies, net of income taxes	392	1,999

Net loss	(9,052)	(136)

Net loss per share:
Basic and diluted	$(0.16)	$(0.00)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	55,743	56,393

Cash dividends declared per common share	$—	$0.06

– more –

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,
	2014	2013
Net loss	$(9,052)	$(136)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments during the period	(4,622)	3,035
Other comprehensive (loss) income	(4,622)	3,035
Comprehensive (loss) income	$(13,674)	$2,899

– more –

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(9,052)	$(136)
Adjustments to reconcile net loss to net cash provided by:
Depreciation and amortization	18,122	22,157
Equity in income of affiliated companies	(392)	(1,999)
Deferred income taxes	4,059	(250)
Salon asset impairment	4,066	1,674
Loss on write down of inventories	—	854
Stock-based compensation	1,781	1,811
Amortization of debt discount and financing costs	618	1,843
Other non-cash items affecting earnings	343	(34)
Changes in operating assets and liabilities, excluding the effects of acquisitions	(3,512)	(10,164)
Net cash provided by operating activities	16,033	15,756

Cash flows from investing activities:
Capital expenditures	(11,629)	(11,444)
Asset acquisitions, net of cash acquired and proceeds from sale of assets	4	(12)
Proceeds from loans and investments	—	2,968
Net cash used in investing activities	(11,625)	(8,488)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(173,740)	(1,706)
Repurchase of common stock	(21,529)	—
Dividends paid	—	(3,397)
Net cash used in financing activities	(195,269)	(5,103)

Effect of exchange rate changes on cash and cash equivalents	(1,509)	1,033

(Decrease) increase in cash and cash equivalents	(192,370)	3,198

Cash and cash equivalents:
Beginning of period	378,627	200,488
End of period	$186,257	$203,686

– more –

SAME-STORE SALES (1):

	For the Three Months Ended
	September 30, 2014			September 30, 2013
	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.6%	3.4%	3.5%	(0.8)%	(14.7)%	(5.5)%
Supercuts	1.7	6.5	2.1	(0.1)	(16.6)	(1.8)
MasterCuts	(3.5)	3.8	(2.3)	(8.5)	(26.3)	(11.9)
Other Value	(1.4)	9.9	(0.4)	(3.7)	(15.9)	(5.0)
North American Value	0.7%	4.9%	1.4%	(2.5)%	(16.3)%	(5.2)%

North American Premium	(3.4)%	1.7%	(2.5)%	(5.7)%	(12.6)%	(7.0)%

International	1.7%	(5.3)%	(0.3)%	(0.3)%	(4.2)%	(1.4)%

Consolidated	0.0%	3.5%	0.6%	(3.1)%	(14.8)%	(5.4)%

____________________________________

(1)
Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

– more –

REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	September 30, 2014	June 30, 2014
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,590	2,574
Supercuts	1,159	1,176
MasterCuts	496	505
Other Value	1,803	1,846
Regis salons	808	816
Total North American Salons (1)	6,856	6,917
Total International Salons (2)	362	360
Total Company-owned Salons	7,218	7,277

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	126	126
Supercuts	1,253	1,213
Other Value	835	840
Total North American Salons (1)	2,214	2,179
Total International Salons (2)	—	—
Total Franchise Salons	2,214	2,179

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	220	218

Grand Total, System-wide	9,652	9,674
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

– more –

Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net (loss) income, net (loss) income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three months ended September 30, 2014 and 2013:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Expense associated with legal cases.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Accelerated depreciation related to our corporate office consolidation.

•	Recovery of previously impaired investment in an affiliate.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the twelve months ended June 30, 2014, the Company established a valuation allowance against its U.S. and U.K. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended September 30, 2014. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net (loss) income as compared to the U.S. GAAP net (loss) income, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which may include the dilutive effect of common stock and convertible share equivalents, if applicable.

– more –

REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP operating (loss) income and net loss to equivalent non-GAAP measures
		Three Months Ended September 30,
	U.S. GAAP financial line item	2014	2013
U.S. GAAP revenue		$464,551	$468,583

U.S. GAAP operating (loss) income		$(607)	$1,429

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	854
Legal fees	General and administrative	659	323
Professional fees	General and administrative	—	452
Corporate office consolidation accelerated depreciation	Depreciation and amortization	—	745
Total non-GAAP operating expense adjustments		659	2,374
Non-GAAP operating income (1)		$52	$3,803

U.S. GAAP net loss		$(9,052)	$(136)

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		659	2,374
Tax provision adjustments (2)	Income taxes	—	(668)
Recovery of previously impaired investment in affiliate	Equity in income of affiliated companies, net of taxes	—	(989)
Total non-GAAP net (loss) income adjustments		659	717
Non-GAAP net (loss) income		$(8,393)	$581
____________________________________
Notes:

(1)
Adjusted operating margins for the three months ended September 30, 2014, and 2013, were 0.0% and 0.8%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)
During the twelve months ended June 30, 2014, the Company established a valuation allowance against its U.S. and U.K. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended September 30, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37% for the three months ended September 30, 2013, for all non-GAAP operating expense adjustments. For the three months ended September 30, 2013, the non-GAAP tax provision adjustment includes $0.2 million of incremental income tax expense for the impact of the income tax rate difference.

– more –

REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net (loss) income per diluted share
	Three Months Ended September 30,
	2014	2013
U.S. GAAP net loss per diluted share	$(0.162)	$(0.002)
Inventory reserves (1) (2)	—	0.009
Legal fees (1) (2)	0.012	0.004
Professional fees (1) (2)	—	0.005
Corporate office consolidation accelerated depreciation (1) (2)	—	0.008
Impact of income tax rate difference (1) (2)	—	0.004
Recovery of previously impaired investment in affiliate (1) (2)	—	(0.017)
Non-GAAP net (loss) income per diluted share (2) (3)	$(0.151)	$0.010

U.S. GAAP Weighted average shares - basic	55,743	56,393
U.S. GAAP Weighted average shares - diluted	55,743	56,393
Non-GAAP Weighted average shares - diluted (2)	55,743	56,525
____________________________________
Notes:

(1)
During the twelve months ended June 30, 2014, the Company established a valuation allowance against its U.S. and U.K. deferred tax assets. As a result of the valuation allowance, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended September 30, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37% for the three months ended September 30, 2013, for all non-GAAP operating expense adjustments. For the three months ended September 30, 2013, the non-GAAP tax provision adjustment includes $0.2 million of incremental income tax expense for the impact of the income tax rate difference.

(2)
Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which includes the dilutive effect of common stock and convertible share equivalents, if applicable.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

– more –

REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to EBITDA, as adjusted, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

EBITDA, as adjusted
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in income of affiliated companies, and identified items impacting comparability for each respective period. For the three months ended September 30, 2014 and 2013, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the recovery of a previously impaired investment in an affiliate, is already included by excluding the impact of the Company’s equity in income of affiliated companies, net of taxes, as reported.

	Three Months Ended September 30,
	2014	2013
Consolidated reported net loss, as reported (U.S. GAAP)	$(9,052)	$(136)
Interest expense, as reported	3,098	4,491
Income taxes, as reported	5,612	(383)
Depreciation and amortization, as reported	22,188	23,831
EBITDA (as defined above)	$21,846	$27,803

Equity in income of affiliated companies, net of income taxes, as reported	(392)	(1,999)
Inventory reserves	—	854
Legal fees	659	323
Professional fees	—	452
EBITDA, as adjusted, non-GAAP financial measure	$22,113	$27,433

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended September 30,
	2014	2013
Revenue decline, as reported (U.S. GAAP)	(0.9)%	(7.3)%
Effect of new stores and conversions	(0.8)	(0.9)
Effect of closed salons	2.3	3.2
Other	0.0	(0.4)
Same-store sales, non-GAAP	0.6%	(5.4)%

– end –